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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF ONYX ACCEPTANCE CORPORATION

Onyx Acceptance Financial Corporation, a Delaware corporation
ABNI, Inc., a Delaware Corporation
Onyx Acceptance Funding Corporation, a Delaware Corporation
C.U. Acceptance Corporation, a Delaware Corporation
Onyx Acceptance Receivables Corporation, a Delaware Corporation